Exhibit 10.40

Purchase Agreement dated October 6, 2005 between Wilshire Enterprises, Inc. and Jewel Corp.

PURCHASE AGREEMENT

Contract Date: October 6, 2005

Seller:	Wilshire Enterprises, Inc. One Gateway Center 10th Floor Newark, New Jersey 07102 Attention: Dan Pryor Telephone: 201-420-2796 Facsimile: 201-420-6012

with a copy to:	Wilentz, Goldman & Spitzer, P.A.
90 Woodbridge Center Drive
Suite 900, Box 10
Woodbridge, New Jersey 07095-0958
Attention:  Joseph J. Jankowski, Esq.
Telephone: 732-855-6059
Facsimile: 732-726-6512
E-Mail: jjankowski@wilentz.com

Buyer:	Jewel Corp. c/o Frank Holahan, Esq. McElroy, Deutsch, Mulvaney & Carpenter, L.L.P. 40 West Ridgewood Avenue Ridgewood, New Jersey 07450 E-Mail: fholahan@mdmc-Iaw.com

Escrow Agent:	Wilentz, Goldman & Spitzer, P.A.
90 Woodbridge Center Drive
Suite 900, Box 10
Woodbridge, New Jersey 07095-0958
Attention: Joseph J. Jankowski, Esq.
Telephone: 732-855-6059
Facsimile: 732-726-6512
E-Mail: jjankowski@wilentz.com

Real Property:	The property that is legally described on the attached Exhibit "A".

THE TERMS LISTED IN BOLD ABOVE ARE DEFINED TERMS THAT ARE REFERRED TO THROUGHOUT THIS PURCHASE AGREEMENT.

ARTICLE I
AGREEMENT AND PROPERTY

Section 1.01. Agreement. Upon the execution of this Purchase Agreement and the payment by Buyer of the Initial Earnest Money, this Purchase Agreement (referred to as this "Contract") will constitute a binding and effective agreement of Seller to sell the Property to Buyer and will constitute a binding and effective agreement of Buyer to purchase the Property from Seller subject to Due Diligence and other contingencies set forth in this Contract.

Section 1.02. Inclusions in Property. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in the Property upon the terms and conditions of this Contract and subject to the Lease Agreement dated December 31, 2002 by and between Wilshire Enterprises, Inc., successor by merger to Wilshire Oil Company of Texas, and Trust Company of New Jersey, predecessor by merger with North Fork Bank ("Tenant") attached hereto as Exhibit "B" and made a part hereof. The term "Contract Rights" means all prepaid rents (for periods after the Closing Date), tenant leases, tenant records, tenant files, permits, certificates of occupancy, occupancy and operations licenses, and all rights, if any, to any telephone numbers used for the Property. The term "Improvements" means all buildings, improvements, fixtures, parking areas, sidewalks, landscaping, and similar structures and improvements located on the Real Property. The term "Other Rights" means Seller's interest in all logos, designs, trade names, trademarks, service marks, plans and specifications, warranties, guaranties, all electronic records applicable to the Property, and all additional rights, easements, and appurtenances pertaining to the use, ownership, or operation of the Improvements, including all right, title, and interest of Seller in and to any land lying in the bed of any street, road, highway, or alley adjoining the Real Property and any strips and gores adjoining the Real Property. The term "Property" means collectively the Real Property, Improvements, Contract Rights, and Other Rights.

Section 1.03. Definitions. Capitalized terms used in this Contract, including the terms listed on the cover page of this Contract, will have the meanings ascribed in this Contract.

Section 1.04. Contract. This Contract consists of the main text and all exhibits to this Contract. All exhibits supplement this Contract. If there is a conflict between the main text of this Contract and the exhibits, the main text controls in all instances.

ARTICLE II
PRICE, ESCROW, AND PRORATIONS

Section 2.01. Purchase Price. The total purchase price (the "Price") for the Property is ONE MILLION SIX HUNDRED AND TWO THOUSAND AND FIVE HUNDRED AND 00/100 ($1,602,500.00) DOLLARS. The Price will be paid by Buyer to Seller as follows:

(a)    Concurrent with the execution of this Contract, Buyer will deposit with the Escrow Agent in Good Funds (as defined in Section 2.02) an initial earnest money deposit in the amount of FIFTY THOUSAND AND 00/100 ($50,000.00) DOLLARS ("Initial Earnest Money").

(b)    By no later than the date that is 30 days after the Contract Date, and provided that this Contract has not been terminated pursuant to Section 3.01, 3.02(b), 3.02(c) or 3.03(b), Buyer will deposit with Escrow Agent in Good Funds an additional earnest money deposit of ONE HUNDRED THOUSAND DOLLARS AND 00/100 ($100,000.00) DOLLARS ("Additional Earnest Money").

(c)    On or before the Closing Date, all additional amounts ("Closing Cash") required of Buyer to pay the Price, after credit for the Earnest Money, will be paid by Buyer to Seller in Good Funds.

Section 2.02. Earnest Money. As used in this Contract, the term "Earnest Money" means, to the extent applicable under this Contract, the Initial Earnest Money, the Additional Earnest Money, and all interest that may accrue on the Additional Earnest Money from time to time, and the term "Good Funds" means in cash, by confirmed wire transfer, by certified check drawn on any Bank, or by cashier's check issued by any Bank representing good, sufficient, and immediately available U.S. funds. The Earnest Money will be held by Escrow Agent in accordance with the terms and conditions of this Contract in a fully federally insured or federally backed investment or otherwise as approved by Buyer and Seller. At the Closing of Title (as defined in Section 2.04(c)), the Earnest Money will be applied by Escrow Agent for the benefit of Buyer to the Price and Buyer's share of any closing costs and prorations. The Initial Earnest Money is nonrefundable upon expiration of the Inspection Period or any permitted extension thereof without notice of termination of this Contract by Buyer in accordance with the provisions of Section 3.01, 3.02(b), 3.02(c) or 3.03(b) in all instances except in the ease of a Seller default. The Additional Earnest Money is nonrefundable upon its deposit with the Escrow Agent in all instances except in the ease of a Seller default.

Section 2.03. Broker's Commission. Except Marcus & Millichap ("Employed Broker"), Buyer and Seller represent to each other that neither has dealt with any broker or any other person concerning the purchase and sale of the Property in a manner that would give rise to a claim for the payment of a commission. Each party agrees, on demand, to indemnify, defend, and hold harmless the other party for, from, and against any claim, damage, loss, liability, or exposure, (including attorney fees in a reasonable amount) arising out of any act or omission of the party or its representatives that forms the basis for any claim for a real estate brokerage commission. As used in this Contract, the term "broker" means any real estate broker, salesperson, agent, finder, or any other person entitled to a real estate brokerage commission. If and only if title closes in accordance with the terms of this Contract, Seller will pay to Employed Broker a brokerage commission in the amount specified in a separate brokerage agreement between Seller and Employed Broker. The brokerage indemnity described above will survive the cancellation or termination of this Contract. If the sale contemplated by this Contract is not consummated for any reason whatsoever, no commission or any portion of the Earnest Money will be paid to the Employed Broker, and the consent, approval, or joinder of the Employed Broker is not required to modify or cancel this Contract.

Section 2.04. Time Periods, Closing.

(a)    This Contract constitutes an enforceable obligation of Seller to sell and Buyer to purchase the Property on the terms and conditions of this Contract when this Contract is executed by both Buyer and Seller (the "Contract Date").

(b)    The "Inspection Period" will commence on the Contract Date and will expire on the date that is thirty (30) days after the Contract Date unless otherwise extended in writing by Buyer and Seller.

(c)    The completion of the purchase and sale transaction described in this Contract ("Closing of Title") will occur on or before the date that is sixty (60) days from the Contract Date ("Closing Date") on a date mutually agreed upon by Buyer and Seller at the office of Buyer's attorney unless otherwise extended in writing by Buyer and Seller. As used in this Contract the term "Closing Date" means the actual date established for closing under this Contract.

Section 2.05. Closing Costs and Prorations. The following items will be prorated between Seller and Buyer at Closing of Title (and Buyer and Seller agree to pay their respective portions):

(a) Real property taxes will be prorated between Seller and Buyer as of the Closing Date, based upon the actual amount of taxes that are attributable to the Property for the year in which the closing occurs (even if payable, in whole or in part, in the following year) and, if the actual amount is not available, an estimate of the taxes based upon the best available information. If any prorations are based upon estimates, then re-prorations will be made post-closing when tax bills for the year in which the Closing Date occurs are received. Seller will be responsible for the payment of all real property taxes that are attributable to the period of time on and prior to the Closing of Title, and Buyer will be responsible for the payment of all real property taxes that are attributable to the period of time after the Closing of Title.

(b) With respect to any special assessments, improvement district assessments, municipal assessment districts, and the like that are a financial obligation on the Property or an owner of the Property (referred to collectively as "Property Assessments"), Buyer and Seller agree ,as follows: (i) all Property Assessments that are collected as part of the real property taxes will be prorated as established above along with (and on the same basis as) the real property taxes; and (ii) all Property Assessments that are collected/paid separate from the real property taxes but that exist as of the Closing of Title also will be prorated in the same manner as real estate taxes.

(c)    (i) All Property Assessments for Improvements which have been completed and confirmed prior to Closing shall be paid by Seller; (ii) all Property Assessments for Improvements which have been completed but not confirmed prior to Closing shall be paid by Seller or an amount reasonably calculated to pay the Property Assessment in full shall be withheld from the proceeds at Closing; and (iii) any unconfirmed Property Assessments for Improvements which have not been completed prior to Closing shall be paid by Buyer.

(d)    All prepaid rents paid to Seller by Tenant for periods subsequent to the Closing of Title will be paid by Seller to Buyer at the Closing of Title or, alternatively, will be credited toward the payment of the Price. All rental payments actually collected for the month in which the Closing Date occurs will be prorated as of the Closing of Title. Seller will not be entitled to any credit or payment for rents due and unpaid as of the Closing of Title. Buyer, after the Closing of Title, will use its good faith efforts to collect any past due rents and other damages that are owed to Seller from Tenant as of the Closing of Title, but Buyer's good faith efforts will not require it to incur any expense to collect past due rents and other damages. If Buyer collects any money from Tenant if, as of the Closing of Title, Tenant has past due rents, Seller agrees that the first money received by Buyer from Tenant will be applied to then-current rents and damages until all such amounts are fully paid, and subsequently, Buyer agrees to use good faith efforts to promptly remit to Seller any additional amounts collected from Tenant to tenant arrearages as of the Closing of Title. Seller acknowledges that Buyer will not be required to institute any litigation or eviction proceedings or incur any cost to collect any arrearages owed to Seller.

(e)    All operating expenses for the Property during the period of time prior to and including the Closing of Title will be paid by Seller. Any bills for operating expenses that apply to the period of time prior to the Closing of Title but are received by Seller or Buyer after the Closing of Title will be paid by Seller through the post-closing adjustment mechanism described below. Buyer will be responsible for all operating expenses for the Property incurred after the Closing Date. All utility deposits posted by Seller will remain the property of Seller and will not be prorated. To the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date; otherwise, they will be based on prior months' bills and re-prorated on receipt of the actual bills. To the extent not prorated on the Closing Date, all operating expenses will be prorated and paid (adjusted), if applicable, under the post-closing adjustment mechanism established below.

(f)    Seller will pay all lease taxes and sales and use taxes for rents collected by Seller on and prior to the Closing of Title and past-due rents collected by Buyer after the Closing Date and remitted to Seller, and Buyer will pay all lease taxes and sales and use taxes for rents collected ands retained by Buyer subsequent to the Closing of Title.

(g)    All prorations will be made through the Closing Date (with the Seller being deemed the owner of the Property on Closing Date).

(h)    To the extent the items established above cannot be accurately prorated on the Closing Date, adjustments to the prorations will be made from time to time after the Closing of Title by Buyer and Seller directly to take account of final information as to taxes and other expenses estimated as of the Closing of Title or to adjust rents or expenses that were not included in the prorations done at the Closing of Title. Buyer or Seller, as applicable, will pay the other on demand all amounts as may be appropriate based on the post-closing adjustments, together with interest at l0% per annum on any amount due from the date of written demand if the amount remains unpaid more than 30 days after written demand. Adjustments to prorations (other than prorations for taxes) must be demanded within 90 days after the Closing of Title, and adjustments to tax prorations must be demanded within 30 days after tax bills are received by both Buyer and Seller (Buyer and Seller each agreeing to provide the other with a copy of any property tax bill received by it) after the Closing Date. Adjustments to which either party may be entitled which are not demanded within the aforesaid time periods shall be deemed waived. These post-closing adjustment provisions (and the other provisions to which it applies) will survive the Closing.

ARTICLE III
DUE DILIGENCE AND BUYER CONTINGENCIES

Section 3.01. Due Diligence Documents. During the Inspection Period, Buyer and its designated agents will be permitted reasonable access to the documents listed on Exhibit "C" (collectively, the "Due Diligence Documents"). If Buyer determines, in its sole and absolute discretion and for any reason, that the Property is not satisfactory, then Buyer may terminate this Contract by providing Seller with written notice of termination. Upon termination of this Contract in accordance with the provisions of this Section 3.0 l, the Earnest Money shall be refunded to Buyer by the Escrow Agent.

Section 3.02. Title and Survey. As soon as reasonably possible after the Contract Date, Buyer will obtain a commitment for an owner's policy of title insurance (the "Title Report") and copies of all non-standard exceptions to the Title Report. Buyer will obtain at its expense prior to the end of the Inspection Period a current survey prepared to Buyer's specifications if required by Buyer ("Survey"). Buyer will have until the end of the Inspection Period within which to notify Seller, in writing, of Buyer's disapproval, in its sole and absolute discretion, ("Title Objections"), of any title exceptions or other matters that are contained in the Title Report or the Survey. Buyer's failure to make its Title Objections on a timely basis will be deemed a waiver of its title contingency under Section 3.02(a) and (b) below.

(a)    If Buyer notifies Seller of any Title Objections on or before the end of the Inspection Period, Seller may elect, by delivering written notice to Buyer, to: (i) cure all of the Title Objections, in which case any Title Objections cured by Seller will be considered to have been approved by Buyer; or (ii) not attempt to cure all or any of the Title Objections. Seller may cure the Title Objections only by causing the removal of record of the Title Objections, modifying of record the Title Objections, obtaining a commitment from Buyer's title insurer to eliminate the Title Objections from the Title Policy, or causing Buyer's title insurer to issue an endorsement insuring Buyer against loss or damage from the Title Objections or to provide other affirmative assurances reasonably satisfactory to Buyer with regard to the Title Objections. All such cures (other than formal removal of record) must be in a form and content reasonably acceptable to Buyer. Seller's election under subsection (i) or (ii) above must be made within 10 days after Seller's receipt of the Title Objections. Seller's failure to make a timely election under subsection (i) or (ii) above will be deemed an election not to attempt to cure under subsection (ii) above. Seller will have no obligation or duty to cure the Title Objections or to incur any expense in curing the Title Objections, except the Monetary Liens described below.

(b)    If Seller has elected to cure any of the Title Objections pursuant to Section 3.02(a)(i) above and does not or cannot cure those objections within 30 days after the end of the Inspection Period (or otherwise deliver sufficient evidence within that time of Seller's ability to cure the matter at the closing), or if Seller has elected or is deemed to have elected not to attempt to cure pursuant to Section 3.02(a)(ii) above, Buyer, as its sole and exclusive remedy, may elect to: (i) waive its Title Objections and complete the purchase of the Property at the Price (without any price adjustment and without any right or claim to damages, credit, or offset for the Title Objections, except removal of the Monetary Liens, which will be paid from Seller's proceeds of sale); or (ii) cancel this Contract. Buyer's failure to make the election described in the previous sentence within ten (10) days after the earlier to occur of the expiration of Seller's cure period described above or Buyer's receipt (or deemed receipt) of Seller's election not to attempt to cure will be deemed an acceptance of title as described in the Title Report and Survey (except for items that Buyer's title insurer has agreed to delete or modify) and a waiver of Buyer's right to cancel this Contract for a failure of Buyer's title contingency.

(c)    If Buyer's title agent, after the expiration of the Inspection Period, updates, adds to, or amends the Title Report (by endorsement, amendment, or otherwise) to include a new title exception resulting from any new matters or facts that became known or were revealed to Buyer's title insurer after the Contract Date and that were not caused by Buyer's acts, Buyer will have until the earlier of two days prior to the Closing Date or five business days following Buyer's receipt of the amended Title Report (including legible and complete copies of all new title exceptions) to notify Seller in writing of its objections (with all new objections being considered as "Additional Title Objections"). If Buyer timely objects to any new title exception, the timing and cure provisions outlined in Sections 3.02(a) and (b) will apply. Notwithstanding the preceding portions of this Section 3.02(c), the Closing Date will not be extended as a result of the application of Sections 3.02(a), (b), and (c) and all decisions of Buyer must be made on or prior to the Closing Date.

(d)    Notwithstanding anything to the contrary in this Contract, Seller, at its cost on or before the Closing of Title, will discharge, defease, and release the Property from all deeds of trust, mortgages, installment land contracts, mechanic's liens, and consensual liens applicable to the Property (including the payment of any so-called prepayment, defeasance, or other fee) (called collectively the "Monetary Liens").

Section 3.03 Inspection

(a)    During the Inspection Period, Buyer and its designated agents and independent contractors may access the Property, including meeting with and interviewing the Tenant, during normal business hours to investigate the physical and environmental condition of the Property and its major components including heating, plumbing, air conditioning, electricity, etc. and to conduct all tests that Buyer may deem necessary. All investigations and tests must be conducted in a manner that does not unreasonably interfere with Seller's maintenance, ownership, or operation of the Property or the use and enjoyment of the Property by Tenant. Written notification of the date and time of Buyer's investigations and tests must be sent to Seller at least seventy-two (72) hours before entry on the Property. All scheduling is to be coordinated among Buyer, Employed Broker, a representative of Seller (to be designated for each property), and Tenant.

(b)    In the event that Buyer, in its sole and absolute discretion, is dissatisfied with the results of its inspections or its examination of the Due Diligence Documents, Buyer may terminate this Contract by providing Seller with written notice of termination prior to the expiration of the Inspection Period. Upon termination of this Contract in accordance with the provisions of this Section 3.03(b), the Earnest Money shall be refunded to Buyer by the Escrow Agent.

(c)    Buyer agrees to indemnify, defend, and hold harmless Seller for, from, and against all damages, claims, and liabilities resulting from any tests and inspections performed on the Property by Buyer or its consultants, including personal injury and property damage. Specifically, Buyer agrees to restore the Property to its condition immediately prior to any invasive testing.

ARTICLE IV
DEED AND REPRESENTATIONS

Section 4.01. Deed. Seller will convey fee simple title to the Property to Buyer at Closing of Title by a Bargain and Sale Deed with Covenants Against Grantor's Acts ("Deed") in the form that is attached as Exhibit "D".

Section 4.02. Seller Representations. As of the Contract Date and through and including the Closing Date, the representations and warranties made by Seller to Buyer as detailed on Exhibit "E" (collectively, the "Seller Contract Representations") shall be true and correct.

Section 4.03. Representation Breach.

(a)    Buyer's obligation to purchase the Property is conditioned upon the truth and accuracy, in all material respects, of the Seller Contract Representations. If Seller obtains actual knowledge of a material error in or material breach of any of the Seller Contract Representations prior to Closing of Title, Seller promptly will give written notice to Buyer. Upon receipt of Seller's notice, Buyer will have until the later of the end of the Inspection Period or 10 days after Seller's notice of error or breach to cancel this Contract and declare Seller in breach. If Buyer declares a breach, the Initial Earnest Money shall be returned to Buyer, by the Escrow Agent as Buyer's sole remedy. If the breach, however, is caused by the intentional, willful, or grossly negligent acts or misrepresentations of Seller, Buyer will be entitled to exercise its remedies established under Section 6.03 below.

(b)    If, after the Closing of Title, Buyer first discovers a material breach of the Seller Contract Representations, Buyer will be entitled to bring an action against Seller for the actual and direct damages incurred by Buyer as a result of the breach. Any award of damages will not include punitive damages (except to the extent of fraud of Seller) or consequential damages, whether or not foreseeable. .

Section 4.04. Non-Survival. The Seller Contract Representations will not survive the Closing of Title but will merge with the delivery of the Deed.

Section 4.05. No Other Warranty. Except as expressly set forth in this Contract or any of the documents to be executed pursuant to this Contract ("Additional Documents"), Buyer acknowledges that Seller is selling the Property "AS IS" and that neither Seller nor its representatives or agents have made any warranties or representations, express or implied, oral or written, regarding any matter pertaining to the Property or its use including: (i) the physical condition, environmental condition, zoning, use, valuation, intended use, or other condition of the Property; (ii) its merchantability; (iii) its fitness for a particular purpose; or (iv) the physical condition, environmental condition, zoning, use, valuation, intended use, or other condition of any neighboring property.

Section 4.06. Property Condition; Operating Policies.

(a)    Between the Contract Date and the Closing of Title, Seller will use its reasonable efforts to operate and maintain the Property in substantially the same manner, condition, and repair (subject to only ordinary wear and tear and damage by insured casualty) as Seller has operated the Property prior to this Contract Date. During the pendency of this Contract, Seller will not sell or otherwise dispose of any of the items comprising the Property or mortgage or create liens or encumbrances against the Property, except the use of regular operating inventory in the ordinary course of business and, to the extent Seller would otherwise replace any disposed of item in the normal course of its operations, Seller will replace the disposed of items.

(b)    After the Contract Date and except for tenant leases, Seller agrees that it will not enter into, terminate, or amend Project Contracts (as defined in Section 4.06(d)) affecting the Property, including those for the furnishing of goods or services to or for the benefit of the Property, except for the entering into Project Contracts that are terminable without penalty upon not more than 30 days notice or unless Seller first obtains Buyer's written consent, whose consent will not be unreasonably withheld.

(c)    Seller will maintain all existing property, casualty, and liability insurance on the Property until the Closing of Title. Prior to the Closing of Title, Seller will not market the Property for sale or otherwise accept, solicit or negotiate any offers for sale or refinance.

(d)    On or before the expiration of the Inspection Period, Buyer may give written notice to Seller of Buyer's disapproval of any business leases and all project, service, advertising, locater service, and management contracts affecting the use or operation of the Property including laundry, telephone, signage, cable television, broadband, internet, cell towers, and antennae contracts (collectively, the "Project Contracts"). If Buyer disapproves any of the Project Contracts, Seller, without adjustment to the Price, must cause the Project Contracts to be cancelled as of the Closing Date and, notwithstanding anything to the contrary must cause all recorded memorandum, security interests, or other written and recorded instruments evidencing the Project Contracts to be fully released of record. All Project Contracts not disapproved by Buyer are called "Approved Project Contracts."

ARTICLE V
CLOSING DOCUMENTS

Section 5.01. Seller's Closing Documents and Items. At Closing of Title, Seller will deliver to Buyer the following documents and items (all in form reasonably acceptable to Buyer, to the extent not in agreed form as an exhibit to this Contract) as to the premises described in Exhibit "A" (as and to the extent applicable):

(a)	The Deed;

(b)	The Assignment and Assumption of Contracts, Leases and Other Rights ("Assignment") in the form attached as Exhibit "F";

(c)	The most current rent roll for the Property, not dated more than three days prior to Closing of Title and certified as true and complete by Seller;

(d)	All keys, combinations, tenant leases, tenant histories, and the like pertaining to the Property that are in Seller's possession;

(e)	Authorizations and resolutions from Seller authorizing the consummation of this sale;

(f)	A Non-Foreign Affidavit;

(g)	Evidence of termination of all Project Contracts required to be terminated by Seller pursuant to other provisions of this Contract;

(h)	Title affidavits, undertakings and any and all other documents reasonably required by the Buyer's Title Insurer to issue the Title Policy;

(i)	A letter jointly signed by Seller and Buyer notifying Tenant that the Property has been sold to Buyer, advising Tenant to pay all rent to Buyer and containing other similar information reasonably required by Buyer;

(g)	Letters to all vendors under agreements to be assigned to Buyer at Closing of Title advising them of the transfer of the Property to Buyer and containing other related information reasonably required by Buyer;

(k)	Originals (or certified copies to the extent that originals are unavailable) of all warranties, guaranties, licenses, permits, leases, service contracts and other documents related to the ownership, construction, operation and leasing of the Property; and

(l)	Any other documents that may be reasonably necessary or appropriate to perform and satisfy the obligations of Seller under this Contract (including the release, discharge, and/or defeasance of the Monetary Liens).

Section 5.02. Buyer's Closing Documents and Items. At Closing of Title, Buyer will deliver to Escrow Agent the following documents and items:

(a)    The Closing Cash;

(b)    If applicable, appropriate evidence of due authorization and proper formation of Buyer; and

(c)    Any other documents that may be reasonably necessary or appropriate to perform and satisfy the obligations of Buyer under this Contract.

Section 5.03. Title Policy; Realty Transfer Fee. The cost of the Buyer's Title Policy and recordation of any Deed will be the responsibility of Buyer. Seller shall be responsible for the New Jersey Realty Transfer Fee and the recording fees required for the discharge or cancellation of the Monetary Liens.

Section 5.04. Possession. On the Closing Date, Seller will deliver exclusive possession of the Property to Buyer, subject to those title matters approved by Buyer, the tenant leases, and the Approved Project Contracts.

ARTICLE VI
GENERAL PROVISIONS

Section 6.01 .Indemnity for Entry. Buyer, on demand, must indemnify, defend, and hold harmless Seller for, from, and against any and all loss, cost, damage, claim, liability, or expense, including court costs and attorney fees in a reasonable amount, arising out of Buyer's or its agent's or its independent contractor's entry on the Property for the purposes of its inspections and tests; however, Buyer will have no liability for any punitive damages or for or with respect to pre-existing conditions. The foregoing indemnity includes any repairs necessary to restore the Property to its condition prior to the entry and to remove and release any mechanic's and materialman's liens.

Section 6.02. Default of Buyer. If Buyer breaches this Contract, Seller, as its sole remedy, will be entitled to deliver a notice of immediate cancellation to Buyer and Escrow Agent and be paid the Earnest Money, as full, liquidated, and agreed-upon damages for Buyer's breach or default. With the fluctuation in land values, the unpredictable state of the economy, the fluctuating money market for real estate loans, and other factors that affect the marketability of the Property, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the actual damages that Seller may suffer in the event of a default by Buyer. This remedy provision has been agreed upon after specific negotiation, keeping in mind the difficulties in estimating actual damages. Buyer and Seller agree that the Earnest Money represents a reasonable estimate of the total damages.

Section 6.03. Default by Seller. If Seller breaches this Contract, Buyer, as Buyer's sole and exclusive remedy, may elect to: (i) cancel this Contract and receive a refund of its Earnest Money; (ii) enforce specific performance of this Contract without any right whatsoever against Seller to any offset or credit against the Price or to any other equitable or legal remedies or monetary damages; (iii) if specific performance is not available, commence an action for actual damages; or (iv) elect to waive the breach and close the transaction. Buyer's cancellation notice under subsection (i) above will be deemed effective immediately upon delivery of written notice of the cancellation to Seller and Escrow Agent. If Buyer fails to institute suit for its remedy of specific performance within ninety (90) days following the scheduled Closing Date, Buyer will be deemed to have waived its specific performance remedy.

Section 6.04. Attorney's Fees. If any action is brought by either Buyer or Seller regarding its rights under this Contract, the prevailing party will be entitled to attorney fees in a reasonable amount, expenses, and court costs both at trial and on appeal.

Section 6.06. Casualty and Condemnation. Seller will promptly provide notice to Buyer of any loss, damage, or taking ("Loss") prior to Closing of Title. If the Loss involves the complete taking of access, parking or other material benefits, or facilities, then, within 15 days of Buyer's receipt of Seller's notice of the Loss, Buyer may elect to either: (i) terminate this Contract, in which case Buyer will be entitled to a return of all Earnest Money; or (ii) proceed with the purchase of the Property. If Buyer fails to timely provide notice of its election or if the Loss does not involve the complete taking of access, parking, or other material benefits or facilities, then Buyer and Seller will proceed under subsection (ii); or (iii) If Buyer and Seller proceed, the Price will be adjusted downward by the amount of all awards and payments actually paid to Seller by the insurer or the condemning authority plus any deductible amounts under any applicable policies of insurance an other uninsured amounts. If Seller has not actually received the entire award or payment from the insurer or the condemning authority at the Closing of Title, Seller also will assign to Buyer all of its rights to any further awards or payments (including, without limitation, all casualty and rent loss proceeds).

Section 6.07. Governing Law and Exclusive Jurisdiction. This Contract is to be governed by and construed and enforced in accordance with the laws of the State of New Jersey. Any action brought to interpret enforce, or construe any provision of this Contract must be commenced and maintained in the Superior Court of the State of New Jersey, or in the United States District Court for the District of New Jersey. All parties irrevocably consent to this jurisdiction and venue and agree not to transfer or remove any action commenced in accordance with this Contract.

Section 6.08. Construction. The terms and provisions of this Contract represent the results of negotiations between Seller and Buyer, neither of which have acted under any duress or compulsion, whether legal, economic, or otherwise. Consequently, the terms and provisions of this Contract will be interpreted and construed in accordance with their usual and customary meanings, and Seller and Buyer each waive the application of any rule of law which states that ambiguous or conflicting terms or provisions are to be interpreted or construed against the party whose attorney prepared this Contract or any earlier draft of this Contract.

Section 6.09. Entire Agreement. This Contract constitutes the entire understanding between the parties pertaining to the subject matter of this Contract and all prior agreements, representations, and understandings of the parties, whether oral or written, are superseded and merged in this Contract. No supplement, modification, or amendment of this Contract will be binding unless in writing and executed by the parties. No waiver of any of the provisions of this Contract will be deemed or will constitute a waiver of any other provisions, whether or not similar, nor will any waiver be a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver. Time is of the essence in the performance of each and every term of this Contract.

Section 6.10. Miscellaneous Definitions and Standards. Whenever the terms "sole discretion", "sole and absolute discretion", or "sole option" are used, these terms will mean that the act or decision of the party may be made in the party's independent and individual choice of judgment without regard to any objective or other standard of consideration. Except for those acts or decisions that may be made in a party's "sole discretion" etc., all acts or decisions of any party to this Contract must be exercised with reasonable discretion. Whenever the phrase "to Seller's knowledge" or any variation of such phrase is used, the phrase will mean that the matter represented is made based upon the actual knowledge of Daniel Pryor and Sherry Wilzig Izak, without any duty of investigation or verification of the matter on a current or ongoing basis and subject to all information given and disclosures made pursuant to this Contract. The term "will" denotes a mandatory obligation, and the term "may" is a permissive word denoting an option.

Section 6.11. Counterparts. This Contract and any amendments may be executed in any number of original or telecopy counterparts, each of which will be effective on delivery and all of which together will constitute one binding agreement of the parties. Any signature page of this Contract may be detached from any executed counterpart of this Contract without impairing the legal effect of any signatures and may be attached to another counterpart of this Contract that is identical in form to the document signed (but that has attached to it one or more additional signature pages).

Section 6.12. Severability. If anyone or more of the provisions of this Contract or the applicability of any provision to a specific situation is held invalid or unenforceable, the provision will be modified to the minimum extent necessary to make it or its application valid and enforceable in a manner consistent with the intent of this Contract, and the validity and enforceability of all other provisions of this Contract and all other applications of the enforceable provisions will not be affected by the invalidity or unenforceability of any provision, so long as this Contract may still be enforced in a manner consistent with the intent of Buyer and Seller.

Section 6.13. Confidentiality. Without the prior written approval of Buyer and Seller, neither Seller, Buyer, nor Escrow Agent will make, authorize, or confirm any public announcement of this transaction or discuss this transaction or otherwise disclose any portion of the Due Diligence Documents (including all operating information) or results of environmental reports and assessments performed by Buyer, except as required by law or, as for Buyer, with those persons directly involved in the transaction including attorneys, advisors, partners, investors, consultants, accountants, and prospective lenders, without the prior written or oral consent of Seller.

Section 6.14. Tax Deferred Exchange. Seller and Buyer agree to cooperate in a commercially reasonable manner with each other and any designated exchange intermediary or exchange accommodation titleholder in order to effectuate a tax deferred exchange of the Property under Section 1031 of the Internal Revenue Code. This obligation to cooperate does not include requiring the other party to take title to any other property to complete the exchange, to issue any legal opinions, to increase the potential liability of the non-exchange party, or to expand legal fees to review exchange documents in other than a diminimus (less than $1,000) amount.

Section 6.15. Escrow Agent. Buyer and Seller will indemnify and hold Harmless Escrow Agent from all costs, damages, attorney fees, expenses, and liabilities that Escrow Agent may incur or sustain in connection with this Contract, including any interpleader action brought by Escrow Agent, except for those matters arising out of the negligent acts or omissions, willful misconduct; breach contract, or breach of fiduciary duty of Escrow Agent.

If conflicting demands are made upon Escrow Agent concerning this Contract, Buyer and Seller agree that Escrow Agent may hold any money and documents deposited under this Contract until Escrow Agent receives mutual instructions from Buyer and Seller or until a civil action has been finally concluded in a court of competent jurisdiction determining the rights of Buyer and Seller. In the alternative and at its discretion, Escrow Agent may commence a civil action to interplead any conflicting demands in a court of competent jurisdiction. Escrow Agent's deposit with the court of all documents and funds concerning this Escrow will relieve Escrow Agent of all further liability and responsibility under this Contract, except for those matters arising out of the negligent acts of omissions of Escrow Agent. Buyer and Seller agree that Escrow Agent may represent Seller in any litigation, mediation or arbitration between Buyer and Seller.

Section 6.16. Time for Performance. The time for performance of any obligation or for the taking of any action under this Contract will be deemed to expire at 5:00 p.m. (prevailing Eastern Time) on the last day of the applicable time period established in this Contract. In calculating any time period under this Contract that commences upon the receipt of any notice, request, demand, or document, or upon the happening of any event, the date upon which the notice, request, demand, or document is received or the date the event occurs (or is deemed to have occurred) is not included within the applicable time period, but the applicable time period will commence on the day immediately following. If the time for performance of any obligation or for taking any action under this Contract expires on a Saturday, Sunday, legal holiday, or any date Escrow Agent is not open for business, the time for performance or for taking such action will be extended to the next succeeding day which is not a Saturday, Sunday, or legal holiday and during which Escrow Agent is open for business.

Section 6.17. Notices. All notices, requests, demand, and other communications required or permitted under this Contract must be in writing and will be deemed to have been delivered, received, and effective: (i) on the date of service, if served by hand-delivery or by facsimile telecopy on the party to whom notice is to be given; or (ii) on the date that is one business day after deposit of the notice properly addressed to the party at the address shown on the cover page to this Contract, if sent by national overnight delivery; or (iii) three days after deposit of the notice properly addressed if sent by U.S. certified mail, return-receipt requested. The addresses, telephone numbers, and telecopy numbers shown on the first page of this Contract are the places and numbers for delivery of all notices. Any party may change the place or number for delivery of notice by notifying all other parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Executed as of this Contract Date.

Jewel Corp.	Wilshire Enterprises, Inc.

By:	By:

ESCROW AGENT'S ACCEPTANCE

By its execution below, Escrow Agent accepts this Contract as its escrow instructions and acknowledges receipt of this Contract executed by Buyer and Seller.

Wilentz, Goldman & Spitzer P.A.

By:

EXHIBIT "A"
TO
PURCHASE AGREEMENT

Legal Description of the Property

The Tax Map Reference of the property conveyed hereby is Borough of Rutherford, Block No. 73, Lot No. 29.

ALL that tract or parcel of land and premises, situate, lying and being in the Borough of Rutherford in the County of Bergen and State of New Jersey, more particularly described as follows:

BEGINNING at the intersection of the southeast line or side of Franklin Place with the northwest side or line of Park Avenue and running; thence

1. South 71 degrees 31 minutes West along the northeast side or line of Park Avenue 87.50 feet; thence

2. North 18 degrees 29 minutes West and at right angles to Park Avenue 139.23 feet; thence

3. North 45 degrees 30 minutes East and in a direction at right angles to Franklin Place 17.56 feet to the southwest line or side of Franklin Place; thence

4. South 44 degrees 30 minutes East and along the southwest side or line of Franklin Place 163.50 feet to the point or place of BEGINNING.

EXHIBIT "B"
TO
PURCHASE AGREEMENT

(Lease Agreement)

EXHIBIT "C"
TO
PURCHASE AGREEMENT

The Due Diligence Documents consist of the following:

(a) The Lease Agreement dated December 31, 2002 by and between Wilshire Oil Company and Trust Company of New Jersey;

(b) Most recent property tax billing;

(c) Copy of existing survey with metes and bounds description;

(d) Copy of the Owner's Title Insurance Policy; and

(e) Deed.

EXHIBIT "D"
TO
PURCHASE AGREEMENT

(Deed)

CORP. TO IND. OR CORP - Plain Language
Prepared by:(Print signer's name below signature)
DEED By:

This Deed is made on

BETWEEN _______________________________________., a corporation of the State of New Jersey, having its principal office at _______________________________  referred to as the Grantor,

AND ___________________________________________ , whose address is _____________________________________ referred to as the Grantee.

The words "Grantor" and "Grantee" shall mean all Grantors and all Grantees listed above.

Transfer of Ownership. The Grantor       AND                      NO/100---
($___________________) DOLLARS.  The Grantor acknowledges receipt of this money.

Tax Map Reference. (N.J.S.A. 46:15-2.1) Municipality of ________________________________________

Block No. ________________  Lot No. ___________________  Account No. ______________________

☐ No lot and block or account number is available on the date of this deed. (Check box if applicable).

Property. The property consists of the land and all the buildings and structures on the land in the _____________________, County of and State of New Jersey. The legal description is:

PLEASE SEE ATTACHED LEGAL DESCRIPTION ANNEXED HERETO AND MADE A PART HEREOF.

Being the same premises conveyed to the

Subject to easements, restrictions, rights of way, if any, and such state of facts as an accurate survey may reveal.

The street address of the Property is: __________________________________________________________

Promises by Grantor. The Grantor promises that the Grantor has done no act to encumber the property. This promise is called a "covenant as to grantor's acts" (N.J.S.A. 46:4-6). This promise means that the Grantor has not allowed anyone else to obtain any legal rights which affect the property (such as by making a mortgage or allowing a judgment to be entered against the Grantor).

Signatures. This Deed is signed and attested to by the Grantor’s proper corporate officers as of the date at the top of the first page. (Print name below each signature).

Witness:

_______________________  By:___________________________

STATE OF NEW JERSEY, COUNTY OF    SS:

I CERTIFY that on __________, 2005 ____________________, personally came before me and stated to my satisfaction that this person (or if more than one, each person):

(a) was the maker of the attached Deed;
(b) was authorized to and did execute this Deed as ____________________ of __________________________________, the entity named in this Deed;
(c) make this Deed for $______________________ as the full and actual consideration paid or to be paid for the transfer of title. (Such consideration is defined in N.J.S.A. 46:15-5); and,
(d) executed this Deed as the act of the entity.

________________________________

EXHIBIT "E"
TO
PURCHASE AGREEMENT

Seller's Contract Representations

E-l -- As to those matters related to the power and authority of Seller to sell the Property to Buyer under this Contract (collectively called the "Seller Authority Representations"), Seller represents and warrants to Buyer as follows:

(a) Seller is not prohibited from consummating the transaction contemplated by any law, regulation, agreement, order, or judgment.

(b) Seller is legally capable and properly authorized to perform all of its obligations as described in this Contract. No additional shareholder, director, member, or partner approvals are required to make this Contract a binding agreement of Seller once Seller has signed this Contract and Buyer has deposited the Initial Earnest Money with the Escrow Agent.

(c) Seller is not party to any other current contracts for the sale, exchange, or transfer of all or any portion of the Property.

(d) The person signing this Contract on behalf of Seller is legally and properly authorized and empowered to sign this Contract and bind Seller to its terms and conditions.

(e) Any existing monetary liens on the Property can be defeased, and Seller will undertake, at its sole cost, all actions necessary to cause the defeasance to occur.

E-2 -- As to those matters with respect to the condition of the Property disclosed or referred to in third party notices (collectively called the "Notice Representations"), Seller represents and warrants to Buyer as follows:

(a) Seller has no knowledge of any pending or threatened condemnation or similar proceedings affecting the Property or any portion.

(b) Seller has no knowledge and has received no notifications from any Governmental Authorities having jurisdiction over the Property: (i) requiring any work to be done on the Property; or (ii) alleging any violation of an applicable ordinance, rule, regulation, or law with respect to the Property.

(c) Seller has received no notices by from any tenant claiming that Seller is in material default of its obligations as landlord.

(d) Seller has received no notice and has no knowledge of any actual or threatened claim, demand, damage, action, cause of action, litigation or other proceedings affecting the Property other than for rent collection or eviction related matters that have been disclosed to Buyer in writing.

E-3 -- As to those matters related to the legal or physical condition of the Property (collectively called the "Physical Condition Representations"), Seller represents and warrants to Buyer as follows:

(a) Seller has no knowledge of the existence of any past or present environmental condition (including, without limitation, mold, PCBs and other hazardous or toxic waste or substance) or hazardous substance on the Property.

(b) Seller owns marketable fee simple title to the Property subject only to: (i) easements and restrictions of record that do not render title unmarketable or affect the use of the Property, (ii) monetary liens to be defeased, and (iii) those matters disclosed by any Existing Survey.

E-4 -- As to those matters related to the financial or operational status or condition of the Property (collectively called the "Operational Representations"), Seller represents and warrants to Buyer as follows:

(a) All rent rolls of the Property delivered to Buyer pursuant to this Contract accurately set forth the lease status of the Property and all information established in the rent rolls is true and complete in all material respects as of the respective dates.

(b) To Seller's knowledge, all Due Diligence Documents provided by Seller to Buyer are true and complete copies in all material respects of the Due Diligence Documents in Seller's possession.

(c) Other than tenants in possession as disclosed in the rent roll delivered to Buyer or as otherwise disclosed in the Title Report, no one other than Seller is in possession of the Property.

(d) There are no property agreements or contracts affecting the Property or its use or operation or to which Seller is a party other than as disclosed in the Due Diligence Documents. To Seller's knowledge, there are no material defaults in existence with respect to any Project Contracts. There are no locator agreements, leasing brokerage agreements or other similar agreements affecting the Property or to which Seller is a party that will be binding on Buyer after Closing of Title.

EXHIBIT "F"
TO
PURCHASE AGREEMENT

(Assignment of Leases, Contracts, and Other Rights)

ASSIGNMENT OF LEASES, CONTRACTS, AND RIGHTS

This Assignment of Leases, Contracts, and Rights, ("Assignment") is executed and delivered as of [insert Closing Date], 20 ("Effective Date") by _____________, a ____________ ("Seller") to _____________ ("Buyer").

BACKGROUND

A. Seller, by Bargain and Sale Deed with Covenants Against Grantor's Acts ("Deed") executed concurrently with this Assignment, has sold and conveyed to Buyer the _____________ complex ("Project") commonly known as “____________________________,” located at ________________, in the City of ____________, County of ______________, State of New Jersey, as more particularly described in the Deed.

B. The terms and provisions of this Contracts and agreements in effect between Seller and Buyer relating to the sale/purchase of the Project (collectively, the "Purchase Contract") require, among other things, that Seller execute this Assignment transferring and assigning to Buyer Seller's rights in this Contract Rights (including all tenant leases) and Other Rights (collectively, the "Assigned Items").

C. Capitalized terms that are used in this Assignment but are not defined specifically in this Assignment will be ascribed the meanings contained in the Purchase Contract.

TRANSFER AND ASSIGNMENT

In consideration of the closing of the purchase of the Project by Buyer and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller makes the following assignments to Buyer:

1. Assignment of Rents, Tenant Leases, and Contracts.

(a) Seller transfers, assigns, and conveys to Buyer, and its successors and assigns, all of the right, title, interest, powers, and privileges of Seller in and under all tenant leases applicable to the Project ("Tenant Leases"), all of which are referred to in the Rent Roll attached as Appendix One ("Rent Roll"). This assignment of Tenant Leases includes the right of Buyer to collect all rents due or payable under the Tenant Leases for periods commencing on or following the Effective Date of this Assignment

(b) Seller certifies that the information shown on the Rent Roll is true and correct as of the date of this Assignment, and there is no rent or other concessions given to any occupant of an apartment unit in the Project, except as accurately reflected in the Rent Roll.

(c) Seller further represents and warrants to Buyer that: (i) Seller is the lawful owner of all of the Tenant Leases; (ii) all Tenant Leases are in full force and effect and, after the date of this Assignment, will be enforceable by Buyer in accordance with their terms; (iii) except as otherwise disclosed to Buyer in writing, there are no defaults by Seller (or its agents or representatives) or any tenant under the Tenant Leases; and (iv) all future rights and obligations assumed by Buyer under the Tenant Leases are accurately established in the Tenant Leases, true, correct, and complete copies of which were previously furnished by Seller to Buyer.

2. Assignment of Security Deposits. Seller transfers and assigns to Buyer all Tenant Deposits. [Seller represents and warrants to Buyer that the aggregate sum of the Tenant Deposits is $_.]

3. Assignment of Project Contracts.

(a) Seller transfers and assigns to Buyer, and its successors and assigns, all of the right, title, interest, powers, and privileges of Seller under only the Project Contracts listed on Appendix Two to this Assignment. No other Project Contracts are transferred or assigned to Buyer.

(b) Seller represents and warrants to Buyer that: (i) all right, title, interest, powers, and privileges being assigned to and assumed by Buyer and all rights and options of third parties relating to the Approved Project Contracts are accurately established in their entirety in the Approved Project Contracts attached as Appendix Two; and (ii) no contracts or agreements relating to management, maintenance, ownership, or operation of the Project, other than those listed on Appendix Two. have been entered by Seller which will remain in effect or become effective after the Effective Date of this Assignment.

4. Assignment of Miscellaneous Items. Without limitation of Section I above, Seller transfers, assigns, and conveys to Buyer, its successors and assigns, all Contract Rights and Other Rights owned by Seller and located on the Project that have not otherwise been conveyed.

5. Assignment of Warranties, Claims and Causes of Action. Seller transfers and assigns to Buyer, and its successors and assigns, all of Seller's right, title, and interest in all representations or warranties (express or implied) and all other rights, causes of action, or all claims of any kind (collectively, the "Warranties") arising out of the Assigned Items. Without intending to limit the generality of the foregoing, Seller assign to Buyer all rights, claims, and causes of action which Seller may have against any contractor, materialman, supplier, distributor, or vendor relating to any work, materials, or equipment furnished for the Project prior to the date of this Assignment.

6. Miscellaneous.

(a) Seller agrees, at its sole cost and expense, to perform, execute, and/or deliver (or to cause to be performed, executed, and/or delivered) any additional documents and/or assurances as Buyer may reasonably request to insure, secure, or perfect Buyer's interest in any of the items assigned to Buyer by this Assignment or to otherwise fully and effectively carry out the intent and purpose of this Assignment or this Contract.

(b) Seller warrants and represents to Buyer that the rights and interests of Seller intended to be assigned under this Assignment are not subject to any prior assignment, pledge, or encumbrance.

(c) Seller and Buyer warrant and represent to each other that they have the requisite power and authority to enter this Assignment and have performed all acts and secured all approvals necessary to make this Assignment effective and legally binding on such party in accordance with its terms. Each person executing this instrument on behalf of either party, as agent or otherwise, personally warrants that he or she is duly authorized and empowered to do so and that all signatures and approvals of persons with an ownership interest in such party have been obtained so as to make this Assignment legally enforceable and effective against such party.

(d) This Assignment is binding upon the successors and assigns of Seller and will inure to the benefit of the successors and assigns of Buyer, and all warranties and representations of Seller contained in this Assignment shall survive the Effective Date of this Assignment, the recordation of the Deed, and the delivery of this Assignment.

(e) This Assignment shall be governed by and interpreted under the laws of the State of New Jersey.

(f) Seller, on demand, agrees to indemnify and hold harmless Buyer for, from, and against any and all loss, cost, damage, claim, liability, or expense (including court costs and attorney fees in a reasonable amount) arising out of the acts or omissions of Seller or its agents prior to the Effective Date with respect to the Assigned Items. Buyer, on demand, agrees to indemnify and hold harmless Seller for, from, and against any and all loss, cost, damage, claim, liability, or expense (including court costs and attorney fees in a reasonable amount) arising out of the acts or omissions of Seller or its agents after the Effective Date with respect to the Assigned Items. The foregoing indemnities include loss, cost, damage, claim, liability, or expense from any injury or damage of any kind whatsoever (including death) to persons or property. The indemnity described in this Assignment is intended to be separate and distinct from any obligations of the Seller or the Buyer under the terms of the Purchase Contract

This Assignment has been executed and delivered as of the Effective Date.

"Seller"

_______________________________
a______________________________

By: ____________________________
Name:__________________________
Title:___________________________

"Buyer"

_______________________________
a______________________________
By: ____________________________
Name:__________________________
Title:___________________________

APPENDIX ONE
the
ASSIGNMENT OF LEASES, CONTRACTS, AND RIGHTS

(Rent Roll)

[TO BE PROVIDED ON THE CLOSING DATE]

APPENDIX TWO
TO
ASSIGNMENT OF LEASES, CONTRACTS, AND RIGHTS

(Lease and Project Contracts)

[TO BE PROVIDED ON THE CLOSING DATE]